UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 4, 2014

ClearOne, Inc.
(Exact name of registrant as specified in its charter)

Utah	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 975-7200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 4, 2014, ClearOne, Inc. (the “Company”) entered into a Stock Purchase Agreement (“SPA”) to acquire Florida-based Sabine, Inc.. The Sabine purchase closed on March 7, 2014. The aggregate purchase price under the terms of the transaction was (i) approximately $7.2 million in cash, after initial adjustment based on the value of Sabine's net assets (with $1.35 million being subject to escrow provisions), (ii) possible additional earn-out payments over the next three years, and (iii) 150,000 shares of restricted common stock of the Company, valued by the parties at $1.5 million. In addition, the Company paid off Sabine’s outstanding bank loan of approximately $1.25 million. The purchase price was paid out of cash on hand.

The SPA contains representations, warranties and indemnifications customary for a transaction of this type.

Item 8.01     Other Events

On March 5, 2014, the Company issued a press release attached hereto as Exhibit 99.1 and incorporated by reference. In the press release, the Company announced that it had entered into an agreement to acquire the Florida-based Sabine, Inc.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
Exhibit 99.1	ClearOne, Inc. Press Release dated March 5, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: March 10, 2014	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	ClearOne, Inc. Press Release dated March 5, 2014